Exhibit 10.47

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is dated as of December 19, 2006, and is made by and between FORWARD ONE, LLC, a California limited liability company (“Landlord”), and MD BEAUTY, INC., a Delaware corporation (“Tenant”).

Recitals

A.       ECI Stevenson LLC, Landlord’s predecessor-in-interest, and Tenant entered into that certain Office Lease dated February 23, 2005 (the “Original Lease”), which was amended by that First Amendment to Lease dated March 9, 2006 (the “First Amendment”). As used herein, the term “Lease” means the Original Lease, as amended by the First Amendment.

B.        Under the terms of the Lease, Tenant leases from Landlord those certain Premises containing a total of approximately 49,813 rentable square feet (the “Existing Premises”) located on the sixteenth (16th), eighteenth (18th), twenty-second (22nd) and twenty-third (23rd) floors of the 23-story office building located at 71 Stevenson Street, San Francisco, California (the “Building”).

C.        Landlord and Tenant desire to amend the Lease to expand the Premises by approximately 14,405 rentable square feet (the “Expansion Premises”) consisting of the entire seventeenth (17th) floor of the Building, and to make certain other changes to the Lease, all as more specifically set forth below.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Lease is amended as follows:

1.         Definitions. Except as otherwise expressly provided herein, all capitalized terms used in this Amendment shall have the same meaning given such terms in the Lease.

2.         Term Commencement and Rent Commencement. As used in this Amendment: (i) the term “Expansion Premises Commencement Date” means the date on which Landlord delivers the Expansion Premises to Tenant in their as-is condition, without Landlord’s Work pursuant to Exhibit B having been commenced or completed, it being the parties’ understanding and agreement that Landlord’s Work will be performed concurrently with Tenant’s Work pursuant to Exhibit B; and (ii) the term “Expansion Premises Rent Commencement Date” means the date that is ninety (90) days after the Expansion Premises Commencement Date. Promptly following the determination of the Expansion Premises Commencement Date and the Expansion Premises Rent Commencement Date, the parties shall sign a letter agreement documenting such dates.

3.         Leasing of Expansion Premises. Commencing on the Expansion Premises Commencement Date, and continuing through the Lease Expiration Date, Landlord leases to Tenant, and Tenant leases from Landlord, the Expansion Premises under the terms and conditions of the Lease, as amended by this Amendment, and the Expansion Premises together with the Existing Premises shall be the “Premises” for all purposes under the Lease, as amended by this Amendment. The approximate configuration and location of the Expansion Premises is shown on Exhibit A attached hereto. Landlord and Tenant agree that the rentable area of the Expansion Premises for all purposes under the Lease and this Amendment shall be 14,405 rentable square feet.

4.         Delivery of Possession of Expansion Premises.

(a)       Target Delivery Date. As of the date of this Amendment, the Expansion Premises are leased and occupied by the General Services Administration pursuant to a lease that is scheduled to expire on April 19, 2007. Landlord shall attempt, but is not obligated, to deliver the Expansion Premises to Tenant on April 20, 2007. If Landlord is not able to deliver possession of the Expansion Premises by July 20, 2007, then: (i) Landlord shall so notify Tenant of such fact (the “Delay Notice”) on or before July 20, 2007; and (ii) Landlord shall have no liability on account thereof, but Tenant shall have the right to terminate its obligation to lease the Expansion Premises pursuant to this Amendment, by written notice given to Landlord not later than ten (10) days after Tenant’s receipt of the Delay Notice. If Tenant does not provide such termination notice by such date, then Tenant’s right to lease the Expansion Premises shall be governed by Paragraph 4(b) below. If Tenant timely exercises its termination right with respect to the Expansion Premises, then Tenant shall have no further right to lease the Expansion Premises and Landlord shall reimburse Tenant its out-of-pocket costs paid to third parties in connection with the design and construction of the tenant improvements proposed to have been constructed in the Expansion Premises (“Tenant’s Costs”), up to a maximum amount of and not exceeding $50,000.00. Landlord shall be obligated to reimburse Tenant’s Costs only as set forth in the preceding sentence. Landlord shall not be obligated to reimburse Tenant’s Costs following any termination pursuant to Paragraph 4(b) below. Landlord shall pay such amount to Tenant within twenty (20) days after Landlord’s receipt of proof of payment of such costs and back-up invoices and/or other documentation detailing the nature of such costs and itemizing the goods and services provided.

(b)       Continuation of Expansion Obligation. If Tenant does not exercise its termination right with respect to the Expansion Premises pursuant to Paragraph 4(a) above, then Tenant shall continue to be obligated to lease the Expansion Premises pursuant to this Amendment, but, commencing on July 21, 2007, Tenant shall have the right to terminate such obligation upon ninety (90) days’ prior written notice to Landlord (the “Termination Notice”). The Termination Notice may be given at any time on or after July 21, 2007. Notwithstanding Tenant’s delivery of a Termination Notice, if Landlord is able to deliver possession of the Expansion Premises prior to the expiration of the 90-day period following the Termination Notice, then such Termination Notice shall be of no force or effect and Tenant shall accept delivery of possession of the Expansion Premises. If Tenant does not timely deliver a Termination Notice, then Tenant’s obligation to lease the Expansion Premises pursuant to this Amendment shall continue until such time as Landlord is able to deliver the Expansion Premises to Tenant, but in all events shall terminate on the Lease Expiration Date. Landlord shall have no liability if Landlord is unable to deliver possession of the Expansion Premises.

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5.         Base Rent for Expansion Premises. Commencing on the Expansion Premises Rent Commencement Date (notwithstanding any later date of completion of the tenant improvements to be constructed in the Expansion Premises) and continuing through the Lease Expiration Date, in addition to the Base Rent payable by Tenant for the Existing Premises pursuant to the Lease, Tenant shall pay Base Rent for the Expansion Premises, in accordance with the terms and conditions of the Lease, in the following amounts for the following periods:

Months	Annual Base Rent	Monthly Installment of Base Rent	Annual Rental Rate Per Rentable Square Foot
July 1, 2007 — June 30, 2008:	$511,377.50	$42,614.79	$35.50
July 1, 2008 — June 30, 2009:	$525,782.50	$43,815.21	$36.50
July 1, 2009 — June 30, 2010:	$540,187.50	$45,015.63	$37.50
July 1, 2010 — June 30, 2011:	$554,592.50	$46,216.04	$38.50
July 1, 2011 — June 30, 2012:	$568,997.50	$47,416.46	$39.50
July 1, 2012 — June 30, 2013:	$583,402.50	$48,616.88	$40.50
July 1, 2013 — June 30, 2014:	$597,807.50	$49,817.29	$41.50
July 1, 2014 — July 31, 2015:	$612,212.50	$51,017.71	$42.50

Base Rent shall be payable in the amounts set forth for each time period specified above, regardless of the actual Expansion Premises Rent Commencement Date. For example, if the Expansion Premises Rent Commencement Date were August 15, 2008, then: (i) Base Rent would be payable at the annual rate of $36.50 per square foot; (ii) the monthly installment of Base Rent for August 2008 would be prorated based on the partial month; (iii) the next full monthly installment of Base Rent would be payable on September 1, 2008; and (iv) effective as of July 1, 2009, Base Rent would be payable at the annual rate of $37.50 per square foot.

6.         Construction of Tenant Improvements. Tenant shall construct the Tenant Improvements in the Expansion Premises in accordance with the Tenant Work Letter attached hereto as Exhibit B and the applicable provisions of the Lease.

7.         Tenant’s Share. From and after the Expansion Premises Commencement Date, Tenant’s Share is changed to 19.87%.

8.         Parking. The parties acknowledge and agree that Tenant shall not be entitled to any additional parking spaces on account of its leasing the Expansion Premises pursuant to this Amendment.

9.         Brokers. Tenant warrants and represents to Landlord that in negotiating the transaction contemplated by this Amendment, neither Tenant nor anyone on Tenant’s behalf has dealt with any broker or finder who might be entitled to a fee or commission for this Amendment, other than John Cecconi of The CAC Group (who represented Tenant) and Anton Qiu of TRI Commercial (who represented Landlord). Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all claims, demands, liabilities, costs and expenses, including attorneys’ fees, incurred by Landlord arising out of or related to any claim

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for commissions or other compensation made by any other broker or finder based upon any dealings with or statements made by Tenant or Tenant’s Representatives.

10.       Miscellaneous; Full Force and Effect; No Other Amendment. The submission of this Amendment for examination does not constitute an option for Tenant to lease or use the Expansion Premises. This Amendment shall become effective as a binding agreement only upon execution and delivery of a fully executed copy by Landlord to Tenant. Except as amended by this Amendment, the Lease has not been amended or modified and all of the terms and provisions of the Lease, as modified by this Amendment, remain unmodified and in full force and effect. Landlord and Tenant hereby ratify the Lease, as amended herein. This Amendment contains the entire agreement between Landlord and Tenant regarding the subject matters contained herein and, except for the Lease, supersedes all prior or contemporaneous agreements, understandings, proposals and other representations by or between Landlord and Tenant, whether written or oral, all of which are merged herein. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment may be executed and delivered in multiple counterparts, each of which shall have the force and effect of an original.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:			TENANT:

FORWARD ONE, LLC, a California limited liability company			MD BEAUTY, INC., a Delaware corporation

By:	FORWARD TIME CORPORATION,		By:	/s/ Myles McCormick
	a California corporation, its Manager		Name:	Myles McCormick
			Title:	CFO/COO
	By:	/s/ Paul Zen
		Paul Zen,	By:	/s/ Charles Bracher
		Vice President	Name:	Charles Bracher
			Title:	VP, Finance

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EXHIBIT A:
FLOOR PLAN OF EXPANSION PREMISES

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EXHIBIT B:
TENANT WORK LETTER

THIS TENANT WORK LETTER (“Agreement”) is made and entered into by and between Landlord and Tenant as of the date of the Second Amendment to Lease (the “Amendment”). This Agreement shall be deemed a part of the Amendment. Capitalized terms which are used herein and defined in the Amendment or the Lease shall have the meaning given in the Amendment or the Lease, as appropriate.

1.         General.

1.1.      The Parties’ Respective Obligations.

1.1.1.               Landlord’s Work. At Landlord’s sole cost and expense, Landlord’s contractor shall perform: (i) all work to the restrooms in the Expansion Premises required to bring them into compliance with the disabled access requirements of the San Francisco Building Code (the “ADA Requirements”); and (ii) any fire or life safety code compliance work that, as a result of the performance of Tenant’s Work (as defined below), may be required in those portions of the Common Areas of the Building that are in the path of travel to the Expansion Premises (but excluding the elevator lobby area of the Expansion Premises). The work described in clauses (i) and (ii) of the preceding sentence is hereinafter referred to as “Landlord’s Work.” Tenant acknowledges that the term “Common Areas” does not include any portion of the 17th floor of the Building (other than stairwells), and specifically excludes those portions of the 17th floor that were previously considered Common Areas when the 17th floor was configured for occupancy by multiple tenants (such as hallways and elevator lobby areas). Landlord shall perform Landlord’s Work in compliance with all applicable laws, but in all other respects Landlord’s Work shall be performed in a manner, with materials and pursuant to plans and specifications determined by Landlord in Landlord’s sole discretion. Tenant acknowledges that Landlord’s Work relating to the restrooms in the Expansion Premises is limited to only that work required to be performed in order to bring the restrooms into compliance with the ADA Requirements. Tenant shall be responsible for all other improvements, upgrades and other work in the restrooms required under applicable laws or desired by Tenant. Other than Landlord’s obligation to perform Landlord’s Work, Tenant shall lease the Expansion Premises in their “as is” condition, and Landlord shall have no obligation to make any improvements or to perform any work in the Expansion Premises or elsewhere in the Building. Landlord shall deliver the Expansion Premises to Tenant in their as-is condition, without Landlord’s Work having been commenced or completed, it being the parties’ understanding and agreement that Landlord’s Work will be performed concurrently with Tenant’s Work (as defined below).

1.1.2                Tenant’s Work. Except to the extent expressly included in the scope of Landlord’s Work pursuant to Section 1.1.1, Tenant shall be responsible for performing all work in and to the Expansion Premises and the other portions of the Building that is required: (i) to prepare the Expansion Premises for Tenant’s occupancy pursuant to the Lease and as otherwise may be required to comply with all applicable laws, codes, rules and regulations; or (ii) as a result of, or is triggered by, the permits obtained for Tenant’s Work and/or the performance of Tenant’s Work.

Without limiting the generality of the foregoing, Tenant’s Work shall include all work required to be performed in order to bring the Expansion Premises and other portions of the Building (including, without limitation, so-called “core walls” and any portions of the Building that are Common Areas) into compliance with all applicable laws, codes, rules and regulations (including, without limitation, fire and life safety requirements). The work that is required to be performed by Tenant pursuant to the Amendment and this Agreement is hereinafter referred to as “Tenant’s Work”. Tenant’s Work shall be performed at Tenant’s sole cost and expense, subject to the Construction Allowance described below.

1.2.      Construction Allowance. In the manner provided in this Section 1.2. Landlord shall pay to Tenant a “Construction Allowance” of up to $576,200.00, but not exceeding the actual cost of Tenant’s Work. Upon the completion of Tenant’s Work, Tenant shall submit to Landlord a written notice indicating that Tenant has completed Tenant’s Work, which notice shall be accompanied by all of the following (collectively, “Tenant’s Completion Notice”): (i) copies of paid invoices and lien waivers from Tenant’s general contractor and all primary subcontractors, showing that full payment has been received for the construction of Tenant’s Work; (ii) certification from Tenant’s architect that all of Tenant’s Work has been completed in accordance with the plans and specifications approved by Landlord and all local governmental and quasi-governmental authorities with jurisdiction; (iii) a copy of the building permit or job card for Tenant’s Work, showing that Tenant’s Work has been finally approved by the appropriate building inspector; and (iv) any other evidence reasonably required by Landlord indicating that all legal requirements for Tenant’s occupancy of the Expansion Premises have been satisfied and that the cost of all labor and materials has been paid in full. Landlord shall pay the Construction Allowance to Tenant within thirty (30) days after the date of Landlord’s receipt of Tenant’s Completion Notice (including all of the materials and documentation specified above). In no event shall the Construction Allowance be applicable to any of Tenant’s trade fixtures, office equipment or other equipment, inventory, promotional materials or related expenses.

2.         Approval of Plans for Tenant’s Work.

2.1.      Notification of Architect. Tenant shall notify Landlord in writing of the name and address of the licensed architect which Tenant desires to engage for the preparation of plans for Tenant’s Work. Tenant’s architect shall be subject to Landlord’s prior written approval. Tenant shall retain such architect’s administrative services throughout the performance of Tenant’s Work. Designers who are not licensed architects will not be acceptable.

2.2.      Submittal of Plans.

2.2.1.               Tenant’s Preliminary Plans. Tenant shall deliver to Landlord, for Landlord’s review and approval, “Tenant’s Preliminary Plans,” which shall include the following: (i) interior elevations; (ii) a floor plan; (iii) architectural finish schedule; (iv) reflected ceiling plans; (v) electrical, mechanical and plumbing plans; and (vi) outline specifications. Within ten (10) business days after Landlord’s receipt of Tenant’s Preliminary Plans, Landlord shall either approve or disapprove Tenant’s Preliminary Plans. If Landlord disapproves Tenant’s Preliminary Plans, then Landlord shall state in reasonable detail the changes which Landlord requires to be made thereto.

2.2.2.               Tenant’s Final Plans. Promptly after Landlord’s approval of Tenant’s Preliminary Plans, Tenant shall deliver to Landlord, for Landlord’s review and approval, complete plans, specifications and working drawings which incorporate and are consistent with Tenant’s Preliminary Plans, as previously approved by Landlord, and which show in detail the intended design, construction and finishing of all portions of Tenant’s Work, in sufficient detail for construction (“Tenant’s Final Plans”). Within five (5) business days after Landlord’s receipt of Tenant’s Final Plans, Landlord shall either approve or disapprove Tenant’s Final Plans. If Landlord disapproves Tenant’s Final Plans, then Landlord shall state in reasonable detail the changes which Landlord requires to be made thereto.

2.3.      Landlord’s Approval. Landlord’s approval of any of Tenant’s plans, signs or materials samples shall not be valid unless such approval is in writing and signed by Landlord. Landlord’s approval of any of Tenant’s plans, including any preliminary draft or version thereof, shall not be deemed to be a representation as to their completeness, adequacy for Tenant’s intended use of the Expansion Premises or compliance with applicable law. Tenant shall pay to Landlord all reasonable costs incurred by Landlord in its review of Tenant’s Preliminary Plans and Tenant’s Final Plans.

3.         Standard of Construction. Tenant’s Work shall comply with all applicable laws, codes, rules and regulations of all governmental and quasi-governmental authorities with jurisdiction. Only new and first-class materials shall be used in the construction of Tenant’s Work. Tenant shall not change any portion of Tenant’s Work from the description thereof contained in Tenant’s Final Plans, as approved by Landlord, unless Tenant first obtains Landlord’s written approval.

4.         Prior to Commencement of Tenant’s Work.

4.1.      Approval of Contractors. Tenant’s general contractor and primary subcontractors shall be subject to Landlord’s prior written approval, and Tenant shall submit to Landlord, at least twenty (20) days prior to the commencement of construction, by notice given in the manner specified in the Lease, the following information: (i) the name and address of the general contractor and the primary subcontractors which Tenant proposes to engage for the performance of Tenant’s Work; (ii) a fully completed Contractor’s Qualification Statement (AIA Document A305) for Tenant’s proposed general contractor and each of Tenant’s proposed primary subcontractors; (iii) the construction cost breakdown and total cost for all portions of Tenant’s Work; (iv) the actual commencement date of construction and the estimated date of completion of Tenant’s Work, including fixturization; (v) evidence of insurance as required by Article 6 below; and (vi) Tenant’s contractor’s performance and/or labor and materials bonds, if required by Landlord. All contractors engaged by Tenant shall be bondable, licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’s construction manager and any other contractors in the Building.

4.2.      Notice of Nonresponsibility. Prior to the commencement of construction, Landlord shall have the right to post in a conspicuous location on the Expansion Premises and/or Building, as well as to record in the County Recorder’s office, a Notice of Nonresponsibility.

5.         Commencement and Performance of Tenant’s Work.

5.1.      Commencement. Tenant shall diligently proceed with Tenant’s Work and shall complete Tenant’s Work as soon as possible.

5.2.      Coordination of Tenant’s Work. Tenant’s contractors shall perform Tenant’s Work in a manner and at times that do not interfere with the ongoing business operations in the Building. Tenant and its contractors shall not do anything that would jeopardize the labor relations of others in the Building. Any delays in the completion of Tenant’s Work, and any damage to any work caused by Tenant’s contractors, shall be at Tenant’s cost and expense.

5.3.      Staging Areas. Storage of Tenant’s contractors’ construction materials, tools and equipment shall be confined within the Expansion Premises and in any other areas designated for such purposes by Landlord. If such materials, tools and equipment are assigned space or spaces outside the Expansion Premises, they shall be moved to such other space as Landlord may direct from time to time in order to avoid interference or delays with other work or the ongoing business operations in the Building. In no event shall any materials or debris be stored in the common areas. Tenant’s contractors shall not run pipes or conduits over or through any other tenant’s space, or the common areas, except as directed by Landlord.

5.4.      Supervision of Contractors. Tenant’s Work shall be performed in accordance with such reasonable rules and regulations as Landlord shall promulgate from time to time. Tenant acknowledges that other construction work may be in progress at the Building and that conflicts between Tenant’s Work and such other work shall be subject to final resolution by Landlord’s representatives. Tenant shall be fully responsible for, and shall indemnify, defend and protect Landlord with respect to, the operations and activities of Tenant’s general contractor and all subcontractors employed by such general contractor, and all other individuals or contractors employed by Tenant in the completion of Tenant’s Work. All such contractors and/or individuals shall repair any damage which they may cause to any work in the Expansion Premises or the Building.

5.5.      Changes to Tenant’s Work. Tenant shall obtain Landlord’s written approval prior to performing any work that deviates from Tenant’s Final Plans, as previously approved by Landlord, or making any modifications whatsoever to Landlord’s building shell and/or utilities or other work not explicitly shown on Tenant’s Final Plans, as previously approved by Landlord.

6.         Insurance Required of Tenant and Tenant’s Contractors.

6.1.      Workers’ Compensation and Liability Insurance. Tenant’s general contractor and all subcontractors shall carry, at a minimum, the following coverages, with the following limits of liability:

(a)       Workers’ Compensation. Workers’ Compensation, as required by state law, plus Employer’s Liability Insurance, with a limit of not less than five hundred thousand dollars ($500,000.00), and any other insurance required by any employee benefit statute or other similar statute.

(b)       Liability. Commercial General Liability Insurance (including Contractor’s Protective Liability) with a minimum combined single limit of liability of not less than two million dollars ($2,000,000.00). Such insurance shall provide for explosion, collapse and underground coverage. All such insurance shall provide coverage against any and all claims for bodily injury, including death resulting there from, and damage to or destruction of property of any kind whatsoever and to whomsoever belonging and arising from such contractor’s operations, whether such operations are performed by Tenant’s general contractor, subcontractors or any of their subcontractors, or by anyone directly or indirectly employed by any of them.

6.2.      Tenant’s Liability Insurance. At all times during the performance of Tenant’s Work, Tenant shall obtain and maintain the liability insurance required to be maintained pursuant to the Lease. If required in order to provide such coverage, such policy shall be endorsed to insure against any loss or damage arising out of the performance of Tenant’s Work.

6.3.      Tenant’s Builder’s Risk Insurance. Tenant shall obtain an “All Physical Loss” Builder’s Risk Insurance policy covering Tenant’s Work. The policy shall name Landlord and Tenant as named insureds. The amount of insurance to be provided shall be one hundred percent (100%) of the replacement cost of Tenant’s Work.

6.4.      Additional Insureds. Except as otherwise required by the express terms of this Agreement, all such insurance policies required under this Agreement shall include Landlord and Landlord’s agents as additional insureds, except Workers’ Compensation Insurance, which shall contain an endorsement waiving all rights of subrogation against Landlord and its agents. All of Tenant’s insurance in which Landlord is required to be an additional insured shall provide that such insurance coverage shall not be reduced or cancelled except upon thirty (30) days’ prior written notice to Landlord. Tenant shall provide Landlord with certificates of insurance prior to the commencement of Tenant’s Work. Such certificates shall indicate that such insurance complies with the requirements of this Article 6, including the requirement that such insurance coverage shall not be reduced or cancelled except upon thirty (30) days’ prior written notice to Landlord.

6.5.      Liens. Upon completion of Tenant’s Work, Tenant shall deliver to Landlord unconditional lien waivers from Tenant’s general contractor and all subcontractors and suppliers and certification in form acceptable to Landlord that all bills of every description resulting from Tenant’s Work have been paid. Tenant shall keep the Expansion Premises free and clear of all claims and liens and shall indemnify, defend and protect Landlord against, and hold Landlord harmless from, any and all such claims and liens including, but not be limited to, attorneys’ fees and costs.

7.         As-Built Plans. Upon completion of Tenant’s Work, Tenant shall submit to Landlord two (2) complete sets of as-built plans (one [1] of which shall be reproducible) and specifications describing all portions of Tenant’s Work.